Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces There Will Be No Trust Second Quarter Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, July 20, 2020 — VOC Energy Trust (NYSE Symbol — VOC) announced that there will be no Trust distribution of net profits for the second quarterly payment period ended June 30, 2020. The revenue received from the underlying properties was not sufficient to cover the costs attributable to the underlying properties during the period. The following table shows the underlying data for the Net Profits Interest for the quarter.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	122,672
Natural gas (Mcf)	100,804
Total (BOE)	139,473
Average sales prices:
Oil (per Bbl)	$22.53
Natural gas (per Mcf)	$1.24
Gross proceeds:
Oil sales	$2,764,248
Natural gas sales	125,344
Total gross proceeds	$2,889,592
Costs:
Lease operating expenses	$2,251,208
Production and property taxes	262,775
Development expenses	384,415
Total costs	$2,898,398
Net costs	$(8,806)
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$(7,045)
Decrease in cash reserve held by VOC Brazos Energy Partners, L.P.	7,045
Total cash proceeds available for the Trust	$0
Provision for estimated Trust expenses	0
Net cash proceeds available for distribution	$0

As previously reported, there has been a recent substantial decrease in oil prices due in part to significantly decreased demand as a result of the COVID-19 pandemic and an oversupply of crude oil. Oil prices could remain low for an extended period of time, which in turn could have a material adverse effect on Trust distributions. Low oil prices and other factors have reduced net proceeds to which the Trust is entitled, and there are not sufficient net proceeds for VOC Energy Trust to make a payment for the scheduled quarterly distribution in August 2020. VOC Brazos Energy Partners L.P. has applied funds from the reserve for future expenditures to cover the Trust deficit. The Trust will not receive future distributions until future gross proceeds exceed quarterly costs and the reserve account is replenished. The Trustee will use cash reserves from the provision for estimated Trust expenses provided in the first quarter distribution to pay current Trust administrative expenses. If commodity prices for crude oil remain at reduced levels, subsequent distributions in 2020 will be substantially lower than historical distributions, and in certain periods there may be no distribution to unitholders.

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended June 30, 2020. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, the effect, impact, potential duration or other implications of the COVID-19 pandemic, the dispute over production levels between Russia and the members of the Organization of Petroleum Exporting Countries, including Saudi Arabia, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the period ended March 31, 2020 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
601 Travis Street, Floor 16, Houston, TX 77002

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